UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	December 15, 2014

FOREST OIL CORPORATION (Exact name of registrant as specified in its charter)

New York
(State or other jurisdiction of incorporation)

1-13515	25-0484900
(Commission File Number)	(IRS Employer Identification No.)

707 17th Street, Suite 3600, Denver, Colorado	80202
(Address of principal executive offices)	(Zip Code)

(303) 812-1400
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.	Completion of Acquisition or Disposition of Assets.
On November 17, 2014, Forest Oil Corporation (“Forest”) entered into an Agreement for Purchase and Sale of Assets with Camterra Resources Partners, Ltd (“Camterra”). Pursuant to the purchase and sale agreement, Forest agreed to sell to Camterra natural gas properties located in the Arkoma Basin (the “Arkoma Gas Assets”) and various other related assets (together with the Arkoma Gas Assets, the “Arkoma Assets”). The transaction closed on December 15, 2014. The sales price of the Arkoma Assets was approximately $185 million, subject to customary adjustments to reflect an economic effective date of October 1, 2014. Forest received $9 million of the sales price as a deposit upon execution of the purchase and sale agreement and $175 million at closing.
See Item 9.01(b) below for pro forma information related to the sale of the Arkoma Assets, as well as the sales of assets located in the Texas Panhandle Area (the “Panhandle Assets”) and State of Texas (the “Texas Assets”) which were completed on November 25, 2013 and February 15, 2013, respectively, and reported on a Form 8-K at the time. The pro forma financial statements included in Exhibit 99.1 do not reflect the closing of the previously announced combination transaction with Sabine Oil & Gas LLC, which closed on December 16, 2014. Pro forma financial statements reflecting that combination transaction will be filed within 71 days.
Item 9.01.    Financial Statements and Exhibits.
(b)    Pro Forma Financial Information.
The pro forma financial statements of Forest Oil Corporation and its subsidiaries reflecting the closing of the sales of the Arkoma Assets, Panhandle Assets, and Texas Assets are filed as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference. The pro forma financial statements included in Exhibit 99.1 do not reflect the closing of the previously announced combination transaction with Sabine Oil & Gas LLC, which closed on December 16, 2014. Pro forma financial statements reflecting that combination transaction will be filed within 71 days.
(d)    Exhibits.

Exhibit Number	Description

99.1	Pro Forma Financial Information

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOREST OIL CORPORATION (Registrant)

December 16, 2014	By:	/s/ Timothy Yang
Timothy Yang Senior Vice President, General Counsel, Chief Compliance Officer and Secretary

EXHIBIT INDEX

Exhibit Number	Description

99.1	Pro Forma Financial Information

4